Filed pursuant to Rule 424(b)(3)
Registration No. 333-291821
PROSPECTUS
9,103,796 Shares of Common Stock

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling stockholders identified herein (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”), or their permitted transferees, of up to 9,103,796 shares of the common stock, par value $0.0001 per share (“Common Stock”), of Anteris Technologies Global Corp., a Delaware corporation (the “Company”), consisting of (i) 2,346,936 shares of Common Stock that are issued and outstanding (the “Shares”), (ii) 2,346,936 shares of Common Stock (“Common Stock Purchase Warrant Shares”) issuable upon exercise of warrants to purchase Common Stock (“Common Stock Warrants”), (iii) 2,079,962 shares (the “CDI Shares”) of Common Stock underlying issued and outstanding CHESS Depositary Interests (“CDIs”) and (iv) 2,329,962 shares of Common Stock (“CDI Warrant Shares”) underlying CDIs to be issued upon exercise of warrants to purchase CDIs (“CDI Warrants” and, together with the Common Stock Warrants, the “Warrants”). For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”
The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Common Stock hereby registered publicly or through private transactions at prevailing market prices, prices related to prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive up to approximately $40.4 million in aggregate gross proceeds upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
The Selling Stockholders may offer and sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares of Common Stock covered by this prospectus in the section entitled “Plan of Distribution.”
Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AVR.” Our CDIs trade on the Australian Securities Exchange (the “ASX”) under the symbol “AVR.” On March 17, 2026, the closing price for our Common Stock on Nasdaq was $5.97 per share.
Investing in our Common Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before buying our Common Stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 18, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell, on a resale basis, the shares of Common Stock described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 9,103,796 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered by them described in this prospectus, except with respect to up to approximately $40.4 million in aggregate gross proceeds upon exercise of the Warrants.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”
We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus and any accompanying prospectus supplement is not an offer to sell any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of such document, regardless of the time of delivery of this prospectus or time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company,” “Anteris,” “Anteris®,” “we,” “us” and “our” refer to Anteris Technologies Pty Ltd (formerly Anteris Technologies Ltd) (“ATPL”) prior to the Reorganization (as defined herein) and Anteris Technologies Global Corp. after the Reorganization.
CONVENTIONS WHICH APPLY IN THIS PROSPECTUS
This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Australian dollars (A$) into U.S. dollars ($) in this prospectus were made at the rate of approximately A$1 to $0.650. We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.
ii

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus or incorporated by reference herein. It does not contain all of the information that may be important to you and your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors,” the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2025.
THE COMPANY
Business Overview
Anteris is a structural heart company dedicated to revolutionizing cardiac care by pioneering science-driven and measurable advancements to restore heart valve patients to healthy function. Our lead product, the DurAVR® transcatheter heart valve (“THV”) System, was designed in collaboration with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis — a potentially life-threatening condition resulting from a narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow. Our DurAVR® THV System consists of a single-piece, biomimetic valve made with our proprietary ADAPT® tissue-enhancing technology and deployed with our balloon expandable ComASUR® Delivery System. ADAPT® is our proprietary anti-calcification tissue shaping technology that is designed to reengineer xenograft tissue into a pure, single-piece collagen bioscaffold. Our patented ADAPT® tissue has been clinically demonstrated to be calcium free for up to 10 years post-procedure, according to Performance of the ADAPT-Treated CardioCel® Scaffold in Pediatric Patients With Congenital Cardiac Anomalies: Medium to Long-Term Outcomes, published by William Neethling et. al., and has been distributed for use in over 55,000 patients globally in other indications. Our balloon expandable ComASUR® Delivery System, which was developed in consultation with physicians, is designed to provide precise alignment with the heart’s native commissures to achieve accurate placement of the DurAVR® THV. As of December 2025, more than 130 patients have been implanted with the DurAVR® THV worldwide.
Aortic stenosis is one of the most common and serious valvular heart diseases. It is fatal in approximately 50% of patients if left untreated after two years, and no pharmacotherapy is available to treat this disease. Aortic stenosis causes a narrowing of the heart’s aortic valve, which reduces or blocks the amount of blood flowing from the heart to the body’s largest artery, the aorta, and from there to the rest of the body. Minimally-invasive transcatheter aortic valve replacement (“TAVR”), which the U.S. Food and Drug Administration (“FDA”) initially approved in 2011 for high surgical risk patients, has emerged as an alternative to open-heart surgery. In 2019, the FDA also approved TAVR for use in low-risk surgical patients. These low-risk surgical patients are often younger persons within the geriatric population that require heart valves with longer durability and pre-disease hemodynamics for an improved quality of life. More generally, patients with aortic valve stenosis are now being diagnosed at a younger age. Yet, according to a publication in The Journal of American Medical Association, only 15-20% of severe aortic stenosis cases are treated today.
While previous generations of TAVRs were designed for older, high risk patients, our DurAVR® THV System is designed to be a solution for all patients, including both older, younger and less-active patients. Our first in class DurAVR® THV is a single-piece valve with a novel, biomimetic design that aims to replicate the normal blood flow of a healthy human aortic valve as compared to traditional three-piece aortic valves. The DurAVR® THV System has shown restoration of laminar flow similar to individuals with a healthy aortic valve, and early left ventricular reverse remodeling compared with pre-TAVR and similar to healthy controls.
In a pooled analysis of 100 patients derived from our ongoing First-In-Human study (referred to as the “EMBARK” study) and early feasibility studies conducted in the United States and Europe, the DurAVR® THV demonstrated single digit mean gradients, large effective orifice areas, no moderate or severe paravalvular leaks and no valve related mortality, with 97% freedom from prosthesis-patient mismatch (“PPM”). These results were observed in a cohort of small annuli patients similar to the one reported in the SMall Annuli Randomized To Evolut™ or SAPIEN™ Trial (“SMART”), a prospective, multicenter, randomized controlled trial evaluating transcatheter aortic valve performance in patients with small aortic annuli. PPM affects a significant proportion of TAVR patients, particularly patients with a small aortic annulus and has been associated with impaired long-term survival following surgical aortic valve replacement.
In addition, our DurAVR® THV has been developed with the aim to increase durability and last longer than traditional three-piece designs through the use of our ADAPT® anti-calcification tissue including a molded single-piece of tissue designed to mimic the performance of a pre-disease human aortic valve, which we believe can result in improved hemodynamics as compared to traditional three-piece designs. These designs and features cumulatively aim to provide a better quality of life as compared to the current standard of care associated with traditional three-piece designs. We intend to test these features in the DurAVR® THV randomized, global pivotal study (the “PARADIGM Trial”).
The PARADIGM Trial is a prospective, randomized, controlled multicenter, international study wherein subjects are randomized to receive either a TAVR using the DurAVR® THV or TAVR using a commercially available and approved THV in an ‘All Comers Randomized Cohort.’ The primary end point of the PARADIGM Trial is a composite of all-cause mortality, all stroke and cardiovascular hospitalizations at 1-year post-procedure, according to Valve Academic Research Consortium 3, a globally accepted consensus framework that standardizes clinical endpoint definitions for aortic valve clinical research. The endpoint will be evaluated as a non-inferiority analysis. We anticipate that the subjects will include a broad array of risk profiles. Subjects with a failed surgical bioprosthesis in need of a valve-in-valve (“ViV”) TAVR are enrolled in a separate parallel registry.
In 2025, we advanced regulatory activities in Europe, with the goal of securing approval to commence the PARADIGM Trial in a number of European countries. In October 2025, we secured the first European regulatory approval in Denmark and subsequently enrolled and treated the first patients marking the formal initiation of the PARADIGM Trial. In November 2025, we also received Investigational Device Exemption (“IDE”) approval from the FDA for the PARADIGM Trial. The FDA granted a staged approval authorizing enrollment of the first 200 patients. We may request authorization to expand enrollment for the remaining subjects through an IDE supplement. Throughout the year, our cross functional teams continued to execute site activation, regulatory preparation, and operational readiness activities in anticipation of regulatory approval in each participating country.
We expect the data from the PARADIGM Trial could provide the clinical evidence required for regulators to approve commercialization. This includes premarket approval that is required for commercialization of the DurAVR® THV System in the United States and CE Mark approval in Europe.
We continued strengthening our operational infrastructure during the year, advancing quality management system buildout to support upcoming clinical activities and future ISO 13485 certification. Key quality procedures and standard operating documents were released to establish the framework for a mature, compliant system and mitigate audit risk. In parallel, manufacturing scale-up activities progressed, including cross-training of inspection personnel, expansion of clean room capacity, and ongoing process development initiatives to ensure robust, high-yield production in line with projected demand.
We are a development stage company and have incurred net losses each year since operation, however, we believe that we have significant growth potential in a large, underpenetrated and growing TAVR market. Since the inception of the TAVR procedure, the annual volume of TAVR procedures in the United States has increased significantly year-over-year, with an estimated 73,000 patients having undergone a TAVR procedure in the United States in 2019 according to the STS/ACC TVT Registry. According to Future Market Insights, Inc. (“FMI”), a market research firm, the total global market opportunity for TAVR in relation to severe aortic stenosis and in relation to ViV procedures is expected to reach $9.9 billion and $2.5 billion, respectively, in 2028.
Our innovation-focused research and development (“R&D”) practice is driven by rapid technological advancement and significant input from leading interventional cardiologists and cardiac surgeons. As a company that is primarily in the development phase, we currently generate small amounts of revenue and income which are insufficient to cover our investment in research, development and operational activities resulting in recurring net operating losses, incurred since inception. We, like other development stage medical device companies, experience challenges in implementing our business strategy due to limited resources and a smaller capital base as we prioritize product development, minimize the period to the commencement of commercial sales, ensure our focus on quality as well as scale our operations. The development and commercialization of new medical devices is highly competitive. Those competitors may have substantial market share, substantially greater capital resources and established relationships with the structural heart community, potentially creating barriers to adoption of our technology. Our success will partly be based on our ability to educate the market about the benefits of our disruptive technology including current unmet clinical needs compared to commercially available devices as well as how we plan to capture market share post commercialization.

We are dedicated to developing technological enhancements and new indications for existing products, and less invasive and novel technologies to address unmet patient needs in structural heart disease. That dedication leads to our initiation and participation in clinical trials that seek to prove our pipeline is safe and effective as the demand for clinical and economic evidence remains high.
From time to time, we enter into strategic agreements aimed at enhancing our business operations and profitability. For example, in April 2023, we invested in and entered into a development agreement with, v2vmedtech, inc. (“v2vmedtech”), which develops an innovative heart valve repair device for the minimally invasive treatment of mitral and tricuspid valve regurgitation.
Initial Public Offering and Reorganization
On December 12, 2024, we completed our initial public offering pursuant to which we issued and sold 14,878,481 shares of Common Stock at a public offering price of $6.00 per share. We received net proceeds of $80.0 million, after deducting the underwriting discounts, commissions and offering expenses and giving effect to the exercise of the underwriters’ option to purchase additional shares.
Prior to the consummation of the initial public offering, we completed a series of reorganization transactions (the “Reorganization”) pursuant to which we received all of the issued and outstanding shares of ATPL, which was formerly an Australian public company originally registered in Western Australia, Australia and listed on the ASX, pursuant to a scheme of arrangement under Australian law between ATPL and its shareholders (the “Scheme”) under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”). Contemporaneously with implementation of the Scheme, ATPL also cancelled all existing options it had on issue in exchange for our company issuing replacement options to acquire Common Stock pursuant to a scheme of arrangement between ATPL and its optionholders (the “Option Scheme”) under Part 5.1 of the Corporations Act. The Scheme was approved by ATPL’s shareholders at a general meeting of shareholders, which was held on December 3, 2024. The Option Scheme was approved by ATPL’s optionholders at a general meeting of optionholders held on the same day. ATPL obtained approval of the Scheme and the Option Scheme by the Supreme Court of Queensland on December 4, 2024. As a result of the Reorganization, ATPL became a wholly owned subsidiary of our company and the shareholders of ATPL immediately prior to the consummation of the initial public offering, became holders of either one share of Common Stock or one CDI for every ordinary share of ATPL held as of the record date fixed for the relevant meeting.
The Private Placement
On or about October 23, 2025 we entered into (i) subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which we issued and sold 2,346,936 Shares, each with an accompanying Common Stock Warrant to purchase one share of Common Stock, at a price of $4.90 per share of Common Stock and accompanying Common Stock Warrant (the “Common Stock Offering”), and (ii) confirmation letters (the “Confirmation Letters”) with certain investors, pursuant to which we issued and sold 2,788,064 CDIs, each with an accompanying CDI Warrant to purchase one CDI, at a price of A$7.50 per CDI and accompanying CDI Warrant (the “CDI Offering”, and together with the Common Stock Offering, the “2025 Private Placement”). The 2025 Private Placement generated gross proceeds totaling approximately $25.2 million. The Common Stock Offering closed on October 27, 2025 and the CDI Offering closed on November 5, 2025. We also issued 250,000 CDI Warrants to the lead manager of the 2025 Private Placement.
The issuance and sale of the Shares, Common Stock Warrants, CDIs and CDI Warrants pursuant to the Subscription Agreements and Confirmation Letters were not, and the issuance of the Common Stock Warrant Shares and CDI Warrant Shares will not be, registered under the Securities Act, as amended, and were and will be issued and sold in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, including under Rule 506 of Regulation D promulgated thereunder, with respect to the Shares, the Common Stock Warrants and the Common Stock Warrant Shares, and Regulation S with respect to the CDIs, CDI Shares, CDI Warrants, and CDI Warrant Shares.
Each of the Common Stock Warrants and the CDI Warrants are exercisable commencing six months following the date of issuance and expires five years from issuance.
As part of the Subscription Agreements and the Confirmation Letters, the Company agreed to prepare and file a registration statement with the SEC covering the resale of the Shares, Common Stock Warrant Shares, CDI Shares and CDI Warrant Shares. We filed the registration statement of which this prospectus forms a part to satisfy our obligations under the Subscription Agreements and Confirmation Letters.

The issuance and sale of the Shares, Common Stock Warrants, CDIs and CDI Warrants pursuant to the Subscription Agreements and Confirmation Letters were not, and the issuance of the Common Stock Warrant Shares and CDI Warrant Shares will not be, registered under the Securities Act and were and will be issued and sold in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, including under Rule 506 of Regulation D promulgated thereunder, with respect to the Shares, the Common Stock Warrants and the Common Stock Warrant Shares, and Regulation S with respect to the CDIs, CDI Shares, CDI Warrants, and CDI Warrant Shares.
2026 Public Offering
On January 22, 2026, we completed an underwritten public offering (the “2026 Public Offering”) of 40,000,000 shares of our Common Stock, which included the full exercise of the underwriters’ option to purchase additional shares, at a public offering price of $5.75 per share. The 2026 Public Offering generated gross proceeds of approximately $230.0 million, prior to deducting underwriting discounts and commissions and estimated offering expenses.
The 2026 Public Offering was made pursuant to our shelf registration statement on Form S-3 (Registration No. 333-292565), which was previously filed with the SEC and declared effective on January 8, 2026, and a prospectus supplement dated January 20, 2026.
Medtronic Private Placement
On January 20, 2026, we entered into a stock purchase agreement with Covidien Group S.à r.l. (“Covidien”), a wholly owned subsidiary of Medtronic plc (together with Covidien, “Medtronic”), pursuant to which we issued and sold to Medtronic 15,652,173 shares of Common Stock at a purchase price of $5.75 per share (the “Medtronic Private Placement”). The Medtronic Private Placement closed on January 22, 2026, immediately after the completion of the 2026 Public Offering, and generated gross proceeds of approximately $90.0 million, before deducting placement agent fees and estimated offering expenses.
The issuance and sale of the shares of Common Stock to Medtronic in the Medtronic Private Placement was not registered under the Securities Act and were issued and sold in reliance on the exemption provided by Section 4(a)(2) of the Securities Act.
Registration Rights Agreement
In connection with the Medtronic Private Placement, we entered into a registration rights agreement, dated January 22, 2026, with Medtronic (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement covering the resale of the Common Stock sold to Medtronic in the Medtronic Private Placement by Medtronic no later than 18 months following the closing of the Medtronic Private Placement. In addition, pursuant to the Registration Rights Agreement, the Company granted Medtronic the right to demand the sale of the Common Stock sold in the Medtronic Private Placement in one underwritten offering. The Company also agreed to be responsible for all fees and expenses incurred in connection with such registration.
Investor Rights Agreement
Also in connection with the Medtronic Private Placement, we entered into an investor rights agreement, dated January 22, 2026, with Medtronic, pursuant to which we and Medtronic have certain rights and obligations, including: (i) Medtronic’s participation rights with respect to future issuances of our equity securities, (ii) transfer restrictions on the shares of Common Stock purchased by Medtronic, (iii) collaboration rights between us and Medtronic, (iv) customary standstill provisions, (v) Medtronic’s right to designate one non-voting board observer to our Board of Directors, and (vi) Medtronic’s right to negotiate should we receive certain acquisition proposals.
Corporate Information
The Company was incorporated in the State of Delaware on January 29, 2024. The Company is a global company with its principal executive offices located at Toowong Tower, Level 3, Suite 302, 9 Sherwood Road, Toowong, QLD 4066, Australia, and other key locations located at 860 Blue Gentian Road, Suite 340, Eagan, Minnesota 55121 as well as two other sites in Minnesota and sites in Western Australia, Australia and Geneva, Switzerland. The Company’s telephone number is +61 7 3152 3200. Additional information can be found on our website address: www.anteristech.com. Information contained on, or that is accessible through, the website shall not be deemed incorporated into and is not a part of this prospectus.

THE OFFERING
Issuer
Anteris Technologies Global Corp.
Shares of Common Stock that may be Offered and Sold from time to time by the Selling Stockholders Named Herein or Their Permitted Transferees
9,103,796 shares of Common Stock, consisting of (i) 2,346,936 Shares, (ii) 2,346,936 Common Stock Warrant Shares, (iii) 2,079,962 CDI Shares and (iv) 2,329,962 CDI Warrant Shares.
Shares of Common Stock Outstanding
36,062,370 shares of Common Stock (as of September 30, 2025 and including shares of Common Stock underlying CDIs).
Use of Proceeds
We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive up to approximately $40.4 million in aggregate gross proceeds upon exercise of the Warrants.
We will bear all costs, expenses and fees in connection with the registration of our Common Stock hereunder. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their sales of our Common Stock.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we expect to use the net proceeds from the exercise of such Warrants primarily for the ongoing development of our DurAVR® THV system, the preparation and enrollment of the PARADIGM Trial of DurAVR® THV system for treating severe aortic stenosis, and ongoing R&D for v2vmedtech, with the remaining for working capital and other general corporate purposes determined from time to time. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.
Exercise Price of Common Stock Warrants
$7.50.
Exercise Price of CDI Warrants
A$11.50.
Listing
Our Common Stock is listed on Nasdaq under the symbol “AVR.” Our CDIs trade on the ASX under the symbol “AVR.”

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. You should carefully consider and evaluate the risk factors included in our most recent Annual Report on Form 10-K, as may be updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this prospectus, including Quarterly Reports on Form 10-Q, together with the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement, before making an investment decision. The occurrence of any of these risks and uncertainties could harm our business, financial condition or results of operations. As a result, the trading price of our Common Stock could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, the documents incorporated by reference herein, and any free writing prospectus that we authorize for use in connection with this offering may contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product development, and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements, which are subject to risks, include, but are not limited to, statements about:
•	our current and future R&D activities, including clinical testing and manufacturing and related costs and timing;
•	our product development and business strategy, including the potential size of the markets for our products and future development and/or expansion of our products in our markets;
•	our ability to commercialize products and generate product revenues;
•	any statements concerning anticipated regulatory activities, including our ability to obtain regulatory clearances;
•	our R&D expenses;
•	risks facing our operations and intellectual property;
•	sufficiency of our capital resources; and
•	our ability to raise additional funding when needed.
We have based the forward-looking statements contained in this prospectus largely on our current expectations, estimates, forecasts and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk Factors” herein and the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by our subsequent filings we make with the SEC, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, do not protect any forward-looking statements that we make in connection with this offering.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.
This prospectus contains or incorporates by reference certain data and information that we obtained from various publications, including industry data and information from FMI. Statistical data in these publications also include projections based on a number of assumptions. The global, North American and European TAVR markets may not grow at the rate projected by market data or at all. Failure of the global, North American and European TAVR markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our Common Stock and CDIs. In addition, the nature of the medical technology industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS
All of the shares of our Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $40.4 million, consisting of (a) $17.6 million from the exercise of all Common Stock Warrants and (b) approximately $22.8 million from the exercise of all CDI Warrants.
We expect to use the net proceeds from the exercise of such Warrants primarily for the ongoing development of DurAVR® THV System, the preparation and enrollment of the PARADIGM Trial of DurAVR® THV System for treating severe aortic stenosis, and ongoing R&D for v2vmedtech, with the remaining for working capital and other general corporate purposes determined from time to time. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.
There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Common Stock is traded on Nasdaq under the symbol “AVR.” Our CDIs are traded on the ASX under the symbol “AVR.” On March 17, 2026, the last reported sale price for our Common Stock on Nasdaq was $5.97 per share.
Holders of Record
As of December 31, 2025, there were 28 holders of record of the Common Stock on Nasdaq. This number includes a single holder of record for all shares of Common Stock underlying our CDIs.
The actual number of stockholders will be considerably greater than the number of stockholders of record and will include stockholders who are beneficial owners but whose shares of Common Stock are held in street name by brokers and other nominees.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business. Any future determination as to the declaration or payment of dividends on our Common Stock will be made at the discretion of our Board of Directors and will depend upon, among other factors, our financial condition, results from operations, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK
The following description sets forth certain material terms and provisions of our capital stock. This description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, each of which is incorporated by reference into the registration statement of which this prospectus forms a part. We encourage you to read our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws for additional information.
Authorized Capital Stock
Our authorized share capital is divided into 400,000,000 shares of Common Stock and 40,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).
Common Stock
Except as otherwise required by law, as provided in our Second Amended and Restated Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board of Directors with respect to any series of the Preferred Stock, the holders of our Common Stock exclusively possess all voting power. Each holder of shares of Common Stock is entitled to one vote for each share held by such holder. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of our Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board of Directors from time to time out of assets or funds legally available therefor and have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.
CDIs
CDIs confer the beneficial ownership of our Common Stock on each CDI holder, with the legal title to such securities held by an Australian depositary entity, CHESS Depositary Nominees Pty Limited (the “Depositary Nominee”), which is a wholly-owned subsidiary of ASX Limited, being the operator of the ASX. The Depositary Nominee is the registered holder of those shares of our Common Stock held for the benefit of the holders of CDIs. The Depositary Nominee does not charge a fee for providing this service.
Each CDI represents an interest in one share of our Common Stock. Holders of CDIs do not hold the legal title to the underlying shares of our Common Stock to which the CDIs relate, as the legal title is held by the Depositary Nominee. Each holder of CDIs, however, has a beneficial interest in the underlying shares of our Common Stock. Each holder of CDIs that elects to vote at a stockholder meeting is entitled to one vote for every one CDI held by such holder. In order to vote at a stockholder meeting, a CDI holder may:
•
instruct the Depositary Nominee, as legal owner of the shares of Common Stock, to vote the shares of our Common Stock represented by their CDIs in a particular manner. A voting instruction form will be sent to holders of CDIs and must be completed and returned to the share registry for the CDIs prior to a record date fixed for the relevant meeting, or the CDI Voting Instruction Receipt Time, which is notified to CDI holders in the voting instructions included in a notice of meeting;

•
inform us that they wish to appoint themselves or a third party as the Depositary Nominee’s proxy with respect to our shares of Common Stock underlying the holder’s CDIs for the purposes of attending and voting at the meeting. The instruction form must be completed and returned to the share registry for the CDI prior to the CDI Voting Instruction Receipt Time; or

•
convert their CDIs into shares of our Common Stock and vote those shares at the meeting. The conversion must be undertaken prior to a record date fixed by the Board of Directors for determining the entitlement of stockholders to attend and vote at the meeting. If the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of Common Stock back to CDIs. Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.

Our CDIs are currently subject to a restriction from trading on ASX which prevents “U.S. Persons” (as defined in Rule 902 of Regulation S of the Securities Act of 1933, as amended) from acquiring CDIs. This restriction is expected to be in place until May 5, 2026, unless extended.
Conversion of CDIs to Shares of Common Stock
Subject to any restrictions or requirements, including distribution compliance periods, instituted in compliance with the issuance of CDIs in a private placement transaction in November 2025, CDI holders may at any time convert their CDIs to a holding of shares of Common Stock by instructing the share registry for the CDIs, either:
•
Directly in the case of CDIs held on the issuer sponsored sub-register operated by the Company (holders of CDIs are provided with a CDI issuance request form to return to the share registry for the CDIs); or

•
Through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS sub-register (in this case, the sponsoring broker will arrange for completion of the relevant form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form or, if requested, deliver the relevant shares of Common Stock to their Depository Trust Company participant in the U.S. Central Securities Depositary. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of Common Stock will, however, prevent a person from selling their shares of Common Stock on the ASX, as only CDIs can be traded on that market.
Conversion of Shares of Common Stock to CDIs
Shares of Common Stock may be converted into CDIs and traded on the ASX. Holders of shares of Common Stock may at any time convert those shares to CDIs by contacting our transfer agent. The underlying shares of Common Stock will be transferred to the Depositary Nominee, and CDIs (and a holding statement for the corresponding CDIs) will be issued to the relevant security holder. No trading in the CDIs may take place on the ASX until this conversion.
Our transfer agent will not charge a fee to a holder of shares of Common Stock seeking to convert their shares of Common Stock to CDIs, although a fee may be payable by market participants.
Dividends and Other Stockholder Entitlements
Holders of CDIs are entitled to receive all the direct economic benefits and other entitlements in relation to the underlying shares of Common Stock that are held by the Depositary Nominee, including dividends and other entitlements that attach to the underlying shares of Common Stock.
If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, we currently intend to convert that dividend or other cash distribution to which a holder of CDIs is entitled to Australian dollars and distribute it to the relevant holder of CDIs in accordance with their entitlement.
Due to the need to convert dividends from U.S. dollars to Australian dollars in the above=mentioned circumstances, holders of CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the U.S. dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.
Takeovers
If a takeover bid is made in respect of any of our Common Stock of which the Depositary Nominee is the registered holder, the Depositary Nominee will be prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in respect of the shares of Common Stock represented by their holding of CDIs.
The Depositary Nominee must accept a takeover offer in respect of shares of Common Stock represented by a holding of CDIs if the relevant holder of CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.
Preferred Stock
Our Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock includes determination of the following:
•	the designation of the series;
•	the number of shares of the series;
•
the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;
•
whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

•
whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

•	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
•	any other relative rights, preferences and limitations of that series.
Common Stock Warrants
In a private placement transaction in October 2025, we issued Common Stock Warrants. The Common Stock Warrants represent the right to purchase up to 2,346,936 shares of Common Stock at an exercise price of $7.50 per share. The Common Stock Warrants may be exercised at any time commencing on or after April 27, 2026 (the “Initial Common Stock Warrant Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on October 27, 2030 (the “Common Stock Warrant Expiration Date”). After the exercise period, holders of the Common Stock Warrants will have no further rights to exercise the Common Stock Warrants.
Exercisability
Each Common Stock Warrant will be exercisable commencing on or after the Initial Common Stock Warrant Exercise Date and will expire on the Common Stock Warrant Expiration Date. The Common Stock Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of Common Stock purchased upon such exercise.
The number of shares of Common Stock issuable upon exercise of the Common Stock Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock.
No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Common Stock Warrants. As to any fraction of a share of Common Stock which the holder would otherwise be entitled to purchase upon such exercise, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Common Stock Warrant per whole share or round such fractional share up to the nearest whole share of Common Stock.
Exercise Limitation
A holder will not have the right to exercise any portion of the Common Stock Warrants if the holder (together with its affiliates, any persons acting as a group with the holder, or other persons whose beneficial ownership of the underlying shares of Common Stock could or would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Common Stock Warrant, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price
The exercise price for the Common Stock Warrants is $7.50 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock.
Transferability
Subject to applicable laws, the Common Stock Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing
We will not apply for the listing of the Common Stock Warrants on any stock exchange. Without an active trading market, the liquidity of the Common Stock Warrants will be limited.
Rights as a Stockholder
Except as otherwise provided in the Common Stock Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Common Stock Warrant does not have the rights or privileges of a holder of shares of Common Stock, including any voting rights, until the holder exercises the Common Stock Warrant.
Fundamental Transactions
In the event of a fundamental transaction, as described in the Common Stock Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the aggregate voting power of all classes of our common equity, or any person or group becoming the beneficial owner of more than 50% of the aggregate voting power of all classes of our equity, the holders of the Common Stock Warrants will be entitled to receive upon exercise of the Common Stock Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Stock Warrants immediately prior to such fundamental transaction.
Amendments and Waivers
The provisions of each Common Stock Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder or the beneficial owner of the Common Stock Warrant.
Governing Law
The Common Stock Warrants are governed by New York law.
CDI Warrants
In a private placement transaction in November 2025, we issued CDI Warrants. The CDI Warrants represent the right to purchase up to 3,038,064 CDIs at an exercise price of A$11.50 per share. The CDI Warrants may be exercised at any time commencing on or after May 5, 2026 and on or prior to 5:00 p.m. (AEST) on November 5, 2030 (the “CDI Warrant Exercise Period”). After the CDI Warrant Exercise Period, holders of the CDI Warrants will have no further rights to exercise the CDI Warrants.
Exercisability
Each CDI Warrant will be exercisable during the CDI Warrant Exercise Period. The CDI Warrants may be exercised by lodging with us during the CDI Warrant Exercise Period a duly signed exercise notice, in the form enclosed with the Confirmation Letter, specifying the number of CDI Warrants which are being exercised, and payment of the exercise price by way of telegraphic transfer of cleared funds or a direct credit of cleared funds to us or any other method of providing the exercise price that is acceptable to us. An exercise notice is only effective when we have received the full amount of the exercise price for the relevant CDI Warrants being exercised in cleared funds.
Within five trading days (as defined in the ASX listing rules) after receipt of full payment of the exercise price (and an exercise notice, if applicable), we will issue to the holder the number of CDIs specified or taken to be specified in the exercise notice, cancel the certificate for the CDI Warrants being exercised and update the register accordingly and, if applicable, issue a new certificate for any unexercised CDI Warrants.
Ranking
Except in relation to any restrictions on disposal of the CDIs by law or by agreement with us, all CDIs issued or transferred upon the exercise of CDI Warrants will rank pari passu in all respects with our other CDIs from the date of issue or transfer to the holder, other than in respect of rights attaching to CDIs by reference to a record date prior to the date of their issue or transfer to the holder.
Transferability
Subject to compliance with all relevant laws, including U.S. securities laws, the CDI Warrants may not be transferred at any time without our prior written consent. No transfer is effective until we process the transfer, update the register and issue a new certificate or confirmation to the new registered holder.
Exchange Listing
There is no established public trading market for the CDI Warrants and we do not expect a market to develop. In addition, we will not apply for listing of the CDI Warrants on any securities exchange or trading system. Without an active market, the liquidity of the CDI Warrants will be limited. We will immediately apply for quotation of the CDIs resulting from the exercise of CDI Warrants on any applicable securities exchange on which such securities are quoted.
No Rights to Participate in New Issues
Holders of CDI Warrants have no rights or entitlements, without exercising the CDI Warrants, to participate in new issuances of CDIs or other securities offered to our stockholders during the CDI Warrant Exercise Period, whether by way of rights issue, bonus issue or other pro-rata offer of CDIs or other securities to stockholders.
No Rights to Participate in Dividends
Holders of CDI Warrants have no rights or entitlements to participate in any dividends until the CDI is issued to the holder on exercise of the CDI Warrants and then only in respect of rights attaching to CDIs by reference to a record date on or after the date of their issue to the holder.
Capital Reconstruction
If there is a reorganization of our issued capital while the CDI Warrants are on issue, then, subject to the ASX listing rules, the number of CDIs to which a holder is entitled or the exercise price (or both) will be proportionally adjusted to reflect the consolidation, sub-division, return of capital or other reorganization. For so long as we are subject to the ASX listing rules, the rights of the holder under the terms of issue may be amended to the extent necessary to comply with the ASX listing rules (including ASX listing rule 6.22, or its replacement or successor) applying to a reorganization of capital at the time of the reorganization.
No Other Rights
Holders of CDI Warrants have no rights or entitlements in addition to those described above to a change in the exercise price or a change to the number of CDIs over which the CDI Warrants can be exercised.
Amendments and Waivers
Other than as described above, the terms of the CDI Warrants may only be amended by us with the consent of the holder and subject to applicable law, including the ASX listing rules and the Nasdaq listing rules.

Governing Law
The CDI Warrants are governed by the laws of New South Wales, Australia.
Classified Board of Directors
In accordance with our Second Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Certain Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could delay, deter or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our Board of Directors or take other corporate actions, including effecting changes in our management. These provisions include:
•
the ability of our Board of Directors to issue shares of Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a staggered Board of Directors divided into three classes serving staggered three-year terms, such that not all members of our Board of Directors will be elected at one time;
•	allowing only our Board of Directors to fill director vacancies, which prevents stockholders from being able to fill vacancies on our Board of Directors;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•
a requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our Board of Directors to amend our Amended and Restated Bylaws, which may allow our Board of Directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Amended and Restated Bylaws to facilitate an unsolicited takeover attempt;

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and

•	a prohibition of cumulative voting in the election of our Board of Directors, which would otherwise allow less than a majority of stockholders to elect director candidates.
Listing
Our Common Stock is listed on Nasdaq under the symbol “AVR” and our CDIs are listed on the ASX under the symbol “AVR.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

THE PRIVATE PLACEMENT
On or about October 23, 2025, the Company entered into (i) the Subscription Agreements with certain investors, pursuant to which the Company issued and sold an aggregate of 2,346,936 Shares, each with an accompanying Common Stock Warrant, at a price of $4.90 per share of Common Stock and accompanying Common Stock Warrant, and (ii) Confirmation Letters with certain investors, pursuant to which the Company issued and sold an aggregate of 2,788,064 CDIs, each with an accompanying CDI Warrant, at a price of A$7.50 per CDI and accompanying CDI Warrant. As part of the CDI Offering, we also granted 250,000 CDI Warrants to the lead manager. The Common Stock Offering closed on October 27, 2025 and the CDI Offering closed on November 5, 2025.
Each of the Common Stock Warrants and the CDI Warrants are exercisable commencing six months following the date of issuance. The exercise price of the Common Stock Warrants is $7.50 per share, and the exercise price of the CDI Warrants is A$11.50 per CDI.
As part of the Subscription Agreements and the Confirmation Letters, the Company agreed to prepare and file a registration statement with the SEC covering the resale of the Shares, Common Stock Warrant Shares, CDI Shares and CDI Warrant Shares. We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the Subscription Agreements and Confirmation Letters.
The issuance and sale of the Shares, Common Stock Warrants, CDIs and CDI Warrants pursuant to the Subscription Agreements and Confirmation Letters were not, and the issuance of the Common Stock Warrant Shares and CDI Warrant Shares will not be, registered under the Securities Act and were and will be issued and sold in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, including under Rule 506 of Regulation D promulgated thereunder, with respect to the Shares, the Common Stock Warrants and the Common Stock Warrant Shares, and Regulation S with respect to the CDIs, CDI Shares, CDI Warrants, and CDI Warrant Shares.

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale, on a resale basis, by the Selling Stockholders or their permitted transferees from time to time of up to 9,103,796 shares of Common Stock, consisting of (i) 2,346,936 Shares, (ii) 2,346,936 Common Stock Warrant Shares, (iii) 2,079,962 CDI Shares and (iv) 2,329,962 CDI Warrant Shares.
Except as indicated by the footnotes below, the Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the shares of Common Stock other than through a public sale. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.
The following table has been prepared based on information available to us or furnished to us by the selling stockholders as November 7, 2025. The following table includes the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned (which does not include shares of Common Stock issuable upon exercise of the Common Stock Warrants or upon conversion of CDIs issued upon exercise of the CDI Warrants, as the Warrants are not exercisable within 60 days of November 7, 2025), the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the shares of Common Stock offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the shares of Common Stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 41,197,570 shares of Common Stock (including shares of Common Stock overlaying CDIs) outstanding as of November 7, 2025.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering.
Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
ADAR1 Partners, LP	710,205	1,420,410(1)	—	*
ADAR1 SPV I, LP	204,081	408,162(2)	—	*
Blackwell Partners LLC - Series A	1,228,283	465,326(3)	995,620	2.4%
Blue Lake Partners Pty Ltd	26,668	53,336(4)	—	*
Evolution Capital Advisors Pty Ltd	432,080	747,960(5)	58,100	*
L1 Capital Pty Ltd	8,219,814	2,666,668(6)	6,886,480	16.7%
Lytton-Kambara Foundation	612,244	1,224,488(7)	—	*
Mishtalem Pty Ltd	253,980	497,960(8)	5,000	*
Nantahala Capital Partners Limited Partnership	826,302	680,594(9)	486,005	1.2%
NCP RFM LP	271,322	78,568(10)	232,038	*
Rhenman & Partners Asset Management AB	222,000	444,000(11)	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Sio Partners Offshore, Ltd	362,482	87,340(12)	318,812	*
Sio Partners LP	526,030	116,740(13)	467,660	1.1%
Spearhead Insurance Solutions IDF, LLC - Series ADAR1	333,381	212,244(14)	227,259	*

*	less than 1%
(1)
Consists of (i) 710,205 Shares and (ii) 710,205 Common Stock Warrant Shares. ADAR1 Capital Management, LLC (“ADAR1 Capital Management”) acts as an investment adviser to, and manages investment accounts of, the ADAR1 Partners, LP (“ADAR1 Partners”). ADAR1 Capital Management GP, LLC (“ADAR1 General Partner”) acts as the general partner of ADAR1 Partners. Daniel Schneeberger is the Manager of ADAR1 Capital Management and ADAR1 General Partner and may be deemed to beneficially own securities held by ADAR1 Partners. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The business address of ADAR1 Partners is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.

(2)
Consists of (i) 204,081 Shares and (ii) 204,081 Common Stock Warrant Shares. ADAR1 Capital Management acts as an investment adviser to, and manages investment accounts of, ADAR1 SPV I, LP (“ADAR1 SPV”). ADAR1 General Partner acts as the general partner of ADAR1 SPV. Daniel Schneeberger is the Manager of ADAR1 Capital Management and ADAR1 General Partner and may be deemed to beneficially own securities held by ADAR1 SPV. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The business address of ADAR1 SPV is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.

(3)
Consists of (i) 232,663 Shares and (ii) 232,663 Common Stock Warrant Shares. Each of Wilmot Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by Blackwell Partners LLC - Series A (“Blackwell Partners”) as the managing members of Nantahala Capital Management, LLC, which is the investment manager of Blackwell Partners. The business address of Blackwell Partners is 280 South Magnum Street, Suite 210, Durham, North Carolina 27701.

(4)
Consists of (i) 26,668 CDI Shares and (ii) 26,668 CDI Warrant Shares. James Chen and Daniel Droga are the general partners of Blue Lake Partners Pty Ltd (“Blue Lake”) and can each exercise sole voting and investment power with respect to the securities held by Blue Lake and, accordingly, may be deemed to beneficially own the securities held by Blue Lake. The business address of Blue Lake is L20, 1 Macquarie Place, Sydney NSW, Australia 2000.

(5)
Consists of (i) 248,980 CDI Shares, (ii) 248,980 CDI Warrant Shares received in the CDI Offering and (iii) 250,000 CDI Warrant Shares underlying CDI Warrants issued to the Selling Stockholder as compensation for acting as lead manager for the CDI Offering. Evolution Capital Advisors Pty Ltd (“Evolution Capital Advisors”) is an affiliated entity of Evolution Capital Pty Ltd. Stephen Marc Silver is a Director of Evolution Capital Pty Ltd and owner of Evolution Capital Advisors and has sole voting and investment power with respect to the securities held by Evolution Capital Advisors. The business address of Evolution Capital Advisors is Level 8, 143 Macquarie Street, Sydney NSW 2000.

(6)
Consists of (i) 1,333,334 CDI Shares and (ii) 1,333,334 CDI Warrant Shares. Mark Landau is a Director of L1 Capital Pty Ltd. As such, he may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the issuer’s securities described herein. To the extent Mr. Landau is deemed to beneficially own such securities, he disclaims beneficial ownership of these securities for all other purposes. The business address of L1 Capital Pty Ltd is Level 45, 101 Collins Street, Melbourne VIC 3000, C3 00000, Australia.

(7)
Consists of (i) 612,244 Shares and (ii) 612,244 Common Stock Warrant Shares. Laurence Lytton is the President of the Lytton-Kambara Foundation and has sole voting and investment power with respect to the securities held by the Lytton-Kambara Foundation. The business address of the Lytton-Kambara Foundation is 467 Central Park West 17-A, New York, New York 10025.

(8)
Consists of (i) 248,980 CDI Shares and (ii) 248,980 CDI Warrant Shares. Menachem Mendel Amzalak is the owner of Mishtalem Pty Ltd (“Mishtalem”) and has sole voting and investment power with respect to the securities held by Mishtalem. The business address of Mishtalem is Level 8, 143 Macquarie Street, Sydney NSW 2000.

(9)
Consists of (i) 340,297 Shares and (ii) 340,297 Common Stock Warrant Shares. Each of Wilmot Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by Nantahala Capital Partners Limited Partnership (“NCPLP”) as the managing members of Nantahala Capital Management, LLC, which is the general partner of NCPLP. The business address of NCPLP is c/o Nantahala Capital Management, LLC, 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(10)
Consists of (i) 39,284 Shares and (ii) 39,284 Common Stock Warrant Shares. Each of Wilmot Harkey and Daniel Mack may be deemed to be beneficial owners of securities held by NCP RFM LP (“NCP RFM”) as the managing members of Nantahala Capital Management, LLC, which is the investment manager of NCP RFM. The business address of NCP RFM is c/o Nantahala Capital Management, LLC, 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(11)
Consists of (i) 222,000 CDI Shares and (ii) 222,000 CDI Warrant Shares. Henrik Rhenman is a Director of Rhenman & Partners Asset Management AB (“Rhenman & Partners”) and has sole voting and investment power with respect to the securities held by Rhenman and Partners. The business address of Rhenman & Partners is Strandvägen 5A, 114 51 Stockholm, Sweden.

(12)
Consists of (i) 43,670 Shares and (ii) 43,670 Common Stock Warrant Shares. Sio Capital Management, LLC (“Sio Management”) is the investment manager of Sio Partners Offshore, Ltd (“Sio Partners Offshore”) and Michael Castor is the sole owner and Managing Member of Sio Management. Sio Management and Mr. Castor may be deemed to beneficially own the securities held by Sio Partners Offshore. Each of Sio Management and Mr. Castor disclaim beneficial ownership of any of the shares of our Common Stock they may be deemed to beneficially own except to the extent of their respective pecuniary interest therein. The business address of Sio Partners Offshore is 600 Third Ave., 2nd Floor, New York, New York 10016.

(13)
Consists of (i) 58,370 Shares and (ii) 58,370 Common Stock Warrant Shares. Sio Management is the investment manager of Sio Partners LP (“Sio Partners”) and Michael Castor is the sole owner and Managing Member of Sio Management. Sio Management and Mr. Castor may be deemed to beneficially own the securities held by Sio Partners. Each of Sio Management and Mr. Castor disclaim beneficial ownership of any of the shares of our Common Stock they may be deemed to beneficially own except to the extent of their respective pecuniary interest therein. The business address of Sio Partners is 600 Third Ave., 2nd Floor, New York, New York 10016.

(14)
Consists of (i) 106,122 Shares and (ii) 106,122 Common Stock Warrant Shares. ADAR1 Capital Management acts as sub-adviser to, and manages investment accounts of, Spearhead Insurance Solutions IDF, LLC - Series ADAR1 (“Spearhead”). Daniel Schneeberger is the Manager of ADAR1 Capital Management and may be deemed to beneficially own securities held by Spearhead. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The business address of Spearhead is 3828 Kennette Pike, Suite 202, Greenville, Delaware 19807.

Material Relationships with Selling Stockholders
L1 Capital Pty Ltd (“L1”) was the beneficial owner of greater than 10% of our outstanding Common Stock prior to the Private Placement. In connection with the Private Placement, L1 entered into an agreement with us pursuant to which it agreed not to exercise its CDI Warrants to the extent such exercise would result in L1’s beneficial ownership of our Common Stock exceeding 19.99%.
Sio Capital Management, LLC, an affiliate of Sio Partners and Sio Partners Offshore, was the beneficial owner of greater than 5% of our outstanding Common Stock prior to the Private Placement.

PLAN OF DISTRIBUTION
We are registering the offer and sale, on a resale basis, by the Selling Stockholders or their permitted transferees of up to 9,103,796 shares of Common Stock, consisting of (i) 2,346,936 Shares, (ii) 2,346,936 Common Stock Warrant Shares, (iii) 2,079,962 CDI Shares and (iv) 2,329,962 CDI Warrant Shares.
Our Common Stock is listed on Nasdaq under the symbol “AVR.” Our CDIs trade on the ASX under the symbol “AVR.”
Each Selling Stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal trading market for such shares or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwritten transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	distribution to members, limited partners or stockholders of Selling Stockholders;
•	“at the market” or through market makers or into an existing market for the shares;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell shares of Common Stock under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the subscriber of shares, from the subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.
In connection with the sale of the shares of Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.
The Company is required to pay certain fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares. The Company has agreed to keep this prospectus effective until the date on which all of the shares of Common Stock offered pursuant to this prospectus have been sold.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Jones Day.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2024 and 2025, and for each of the years in the two year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
Certain market data in this prospectus and incorporated by reference herein is attributed to a report prepared for us by FMI and is included on reliance upon the authority of that firm as an expert, although FMI has not independently verified the material provided to it by any outside sources relied upon in producing such report. This information has been included with the consent of FMI and FMI has authorized that portions of the prospectus be attributed to it.
LIMITATION ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S LIABILITY
The liability of KPMG, in relation to the performance of their professional services provided to Anteris Technologies Global Corp. including, without limitation, KPMG’s audits of Anteris Technologies Global Corp’s. consolidated financial statements described above, is limited under the Chartered Accountants in Australia and New Zealand (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act 1994 (NSW) (the “Professional Standards Act”), including the Treasury Legislation Amendment (Professional Standards) Act (the “Accountants Scheme”). Specifically, the Accountants Scheme limits the liability of KPMG to a maximum amount of A$75.0 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty. The Professional Standards Act and the Accountants Scheme have not been subject to relevant judicial consideration and, therefore, how the limitations will be applied by courts and the effect of the limitations on the enforcement of foreign judgments is untested.
Anteris Technologies Global Corp. does not have an indemnification agreement with KPMG, the auditors of Anteris Technologies Global Corp. that, under FRC 602.02.f.i, would result in KPMG not being considered independent for the purpose of certifying the financial statements. Any such indemnification agreement would be regarded as against public policy and unenforceable under U.S. securities laws.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.anteristech.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on, or that is accessible through, any website referenced in this prospectus and the documents incorporated by reference herein does not constitute a part of this prospectus and we do not incorporate any such information into this prospectus or the registration statement of which it forms a part. Any such website address has been included in this prospectus and the documents incorporated by reference herein solely as an inactive textual reference.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the shares of Common Stock offered hereby. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (except the information contained in such documents to the extent “furnished” and not “filed”):
•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026;
•	our Current Reports on Form 8-K filed with the SEC on January 22, 2026 and March 3, 2026; and
•
the description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K filed with the SEC on February 26, 2026, and all subsequently filed amendments and reports updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Anteris Technologies Global Corp., Toowong Tower, Level 3, Suite 302, 9 Sherwood Road, Toowong, QLD 4066, Australia, +61 7 3152 3200, Attention: Chief Financial Officer.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference herein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.